EXHIBIT 99.1

Media Contacts:
James Hart
Affinion Group
(203) 956-8746
jhart@affinion.com

LEADING FINANCIAL EXECUTIVE JOINS AFFINION GROUP

PREVIOUSLY ANNOUNCED EXECUTIVE SUCCESSION PLAN NOW COMPLETE

Company Expands Senior Leadership Team with the Hire of Alcatel-Lucent Veteran Mark Gibbens as CFO

STAMFORD, CT, September 21st – Affinion Group, Inc. (“Affinion” or the “Company”), the global leader in enabling companies to connect and engage with their customers, thereby creating rewarding relationships and enhancing brand loyalty, today announced the hiring of Mark Gibbens as Chief Financial Officer, effective October 1st. With the hiring of Mr. Gibbens, the previously announced succession management plans for the Company are complete and, effective immediately, Todd Siegel has transitioned into the role of Chief Executive Officer and Nathaniel Lipman has become the Company’s Executive Chairman.

Mr. Gibbens joins Affinion from Alcatel-Lucent, a $21 billion global leader in mobile, fixed, IP and optics networking technologies sold to service providers and enterprises, where, over the past twelve years, he served in a variety of roles with increasing responsibilities. In his most recent capacity, Mr. Gibbens was Head of Corporate Finance and Global Chief Investment Officer, where his responsibilities included mergers and acquisitions, treasury, enterprise risk management, pension investment management, customer project and trade financing and credit risk management for both the company and its insurance and bank holding company subsidiaries.

After earning his Masters of Business Administration from the University of Chicago’s Booth School of Business, Mr. Gibbens continued his career with General Motors’ Treasurer’s Office in New York, where he gained significant experience with the capital markets and M&A, which included his leading of the initial public offering for Delphi Automotive.

“Like many of the organizations I’ve been a part of, Affinion is both positioned as the leading player in its industry and has considerable opportunities for growth, both domestically and abroad,” said Gibbens. “I’m excited to join the experienced leadership team that’s built thousands of relationships, and with some of the most well known brands, around the world.”

Mr. Gibbens joins the previously announced Affinion Senior Leadership Team reporting to Mr. Siegel, which is comprised of Rick Fernandes, Co-President of Affinion Group and Chief Executive Officer of Global Retail Solutions; Steve Upshaw, Co-President of Affinion Group and Chief Executive Officer of Global Financial Solutions; and Sloane Levy, General Counsel.

“We are extremely pleased to have Mark join our leadership team,” said Siegel. “His vast experience with the capital markets, banking, insurance and M&A, and in the financial planning and development for a global business, will be invaluable as we work to achieve the next phases of growth for Affinion.”

In connection with his appointment as Chief Executive Officer, Mr. Siegel has also been named to the Company’s Board of Directors.

About Affinion Group

As a global leader with almost 40 years of experience, Affinion Group enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,570 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, Conn., the Company has approximately 4,500 employees and has marketing capabilities in 17 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI Level 1 compliant and Cybertrust certified. For more information, visit www.affinion.com.